Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 24, 2015, except for the retroactive effect of the 1-for-1.5 reverse stock split as described in paragraph four of Note 1, as to which the date is November 2, 2015, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-207349) and related Prospectus of Instructure, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Salt Lake City, UT

November 6, 2015